Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEW FRONTIER MEDIA, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, as amended (the “CBCA”), the corporation (the “Corporation”) adopts the following amended and restated articles of incorporation (the “Amended and Restated Articles of Incorporation”) of the Corporation:

1.	The domestic entity name of the Corporation is New Frontier Media, Inc.

2.        The Board of Directors of the Corporation (the “Board”) duly adopted resolutions authorizing and approving the Amended and Restated Articles of Incorporation, a full text of which is attached hereto as Exhibit A, which amendment and restatement is effective without shareholder action pursuant to Sections 7-106-302 and 7-110-107 of the CBCA.

3.        The full text of the Amended and Restated Articles of Incorporation of the Corporation, as so adopted, are attached hereto as Exhibit A and, pursuant to Section 7-110-107 of the CBCA, upon the filing hereof by the Secretary of State of the State of Colorado supersede the original Articles of Incorporation of the Corporation and all prior amendments to them.

Dated: May 7, 2007

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEW FRONTIER MEDIA, INC.

FIRST:           The corporate name and style of this Corporation shall be New Frontier Media, Inc. (the “Corporation”).

SECOND:       The objects for which said Corporation is formed and incorporated are as follows, to-wit:

1.        To engage in all aspects of review and evaluation of private or public companies, partnerships or sole proprietorships for purposes of completing mergers or acquisitions with the Corporation; and to engage in mergers and acquisitions with any or all varieties of private or public entities.

2.        To transact the business of investing on behalf of itself or others, any part of its capital and such additional funds as it may obtain, or any interest therein, either as tenants in common or otherwise, and selling or otherwise disposing of the same, or any part thereof, or interest therein.

3.        To issue bonds, debentures, or obligations of the Corporation, from time to time, for any of the objects or purposes of this Corporation, and to secure them by mortgage or mortgages, or deed or deeds of trust, or pledge or lien on any or all of the real and personal property, rights privileges, and franchises of the Corporation wheresoever situated, acquired and to be acquired, and to sell or otherwise dispose of any or all of them, all in such manner and upon such terms as the Board of Directors may deem proper.

4.        To lend or advance money or give credit to such persons, firms or corporations on such terms as may seem expedient and in particular to customers and others having dealings with the Corporation, and to give guarantees or to become security for any such persons.

5.        To make and enter into all kinds of contracts, agreements, and operations by or with any person or persons, corporation or corporations; to acquire and undertake all or any part of the business assets and liabilities of any person or firm, association or corporation in connection therewith; to take, acquire, purchase, hold or rent, lease, sell, exchange, mortgage, improve, renovate, develop and otherwise deal in and dispense of any and all property, real and personal, or every description incidental to or capable of being used in connection with the aforesaid business or any of them.

6.        To purchase or otherwise acquire and hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock and bonds, debentures or other evidences of

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indebtedness created by any other corporation or corporations, domestic or foreign, and while the holder thereof, to exercise all the rights and privileges of ownership, including the right to vote thereon.

7.        To purchase our own stock, when permitted by the laws of the State in which we are doing business; to guarantee dividends on our own stock, and the stock of other corporations.

8.        To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named, or which shall, at any time, appear conducive to or expedient for the protection or benefit of the Corporation, either as holders of or interest in any property, or otherwise.

9.        To have and to possess all powers of a corporation granted by the laws of the State of Colorado whether herein specifically set out or not.

10.      To acquire (for cash or in exchange for its assets or securities or otherwise), operate, dispose of, and otherwise deal and engage in any lawful business or activity for which corporations may be organized under the laws of Colorado.

THIRD:          The said Corporation is to have perpetual existence unless dissolved according to law.

FOURTH:       The total number of shares of all classes which the Corporation shall have authority to issue is 54,999,400 of which 4,999,400 shares shall be Preferred Shares, par value $.10 per share, and 50,000,000 shall be Common Shares, par value $.0001 per share and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

1.	Preferred Shares

The Corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Colorado in respect to the following:

(a)       The number of shares to constitute such series, and the distinctive designation thereof;

(b)       The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(c)       Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d)	The amount payable upon shares in event of involuntary liquidation;

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(e)	The amount payable upon shares in event of voluntary liquidation;

(f)       Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g)       The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h)	Voting powers, if any; and

(i)        Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The relative powers, preferences and other rights of the Corporation’s Class A Redeemable Preferred Stock and Class B Redeemable Preferred Stock, which Preferred Shares have been previously designated as such by the Corporation’s Board of Directors pursuant to the authority vested in it as provided above, are as set forth in Annex I and Annex II, respectively, attached hereto.

2.	Common Shares

(a)       The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(b)       The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

3.	Quorum and Voting Requirements

One-third of the issued and outstanding securities of the Corporation entitled to vote on a matter of the shareholders shall constitute a quorum for action on that matter. If a quorum exists, action on any matter at a meeting other than the election of directors is approved if a majority of the shareholders represented at such meeting and entitled to vote on the matter approve the action.

FIFTH:	Cumulative voting shall not be permitted by this Corporation.

SIXTH:          A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or any shares, bonds, notes, debentures, or other securities

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convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

SEVENTH:     The affairs and management of our said Corporation shall be under the control of our Board of Directors consisting of not less than three (3) nor more that seven (7) directors, except that the Corporation may have fewer than three Board members in accordance with the Colorado Corporation Code.

EIGHTH:        Any of the directors or officers of this Corporation shall not, in the absence of fraud, be disqualified by his office from contracting, leasing, or otherwise dealing with this Corporation, either as vendor, lessor purchaser or otherwise, nor shall any firm associated or corporation of which he shall be a member or in which he may be pecuniarily interested in any manner be disqualified. No director or officer, nor any firm, association or corporation with which is connected as aforesaid shall be liable to account to this Corporation or its stockholders for any profit realized by him from or through any such contract, lease or transaction, it being the express intent and purpose of this Article to permit this Corporation to buy or lease from, sell to or otherwise deal with partnerships, firms or corporations of which the directors and officers or in which they or any of them may have a pecuniary interest, and the contracts or leases of this manner by reason of any such membership. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors on a committee thereof which authorized, approves or ratifies such contract or transactions.

NINTH:	The corporation may:

(a)       Indemnify any person who was or is party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation or is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b)       The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint

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venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c)       To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article Ninth or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonable incurred by him in connection therewith.

(d)       Any indemnification under (a) or (b) of this Article Ninth (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the directors, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if directors so direct, by independent legal counsel in a written opinion, or by the shareholders.

(e)       Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (c) or (d) of this Article Ninth upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article Ninth.

(f)       The indemnification provided by this Article Ninth shall not be deemed exclusive or any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(g)       The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article Ninth.

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TENTH:         The Board of Directors and stockholders of the corporation shall have the right to hold their meetings outside of the State of Colorado when deemed most convenient or to the best interest of the Corporation.

ELEVENTH:   The operations of the said Corporation shall be carried on in the State of Colorado, and the Corporation shall also be permitted to conduct business in other states of the United States and to have one or more offices outside of the State of Colorado. The address of the registered office of the Corporation is 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, and the name of the registered agent at such address is Marc Callipari.

TWELFTH:    The Board of Directors may at any meeting, by a majority vote of the whole Board, sell, lease, exchange and/or convey all of its property and assets, including its good will and/or its corporate franchises, upon such terms and conditions and for such consideration or considerations as the Board of Directors in their sole discretion deem expedient and for the best interest of the Corporation and said consideration or considerations may consist in whole or in part of shares of stock and/or securities of any other corporation or corporations; provided, however, in all such cases the affirmative vote of the holders of one-half (1/2) plus one share of the common stock of said Corporation then issued and outstanding shall be voted in ratification of the Board of Directors, said vote to be taken at a special stockholders’ meeting of our said Corporation duly called for that purpose; but nothing herein shall be construed to limit the power of the Board of Directors of our Corporation and said Board shall have power in its sole discretion to sell, lease, exchange, and/or convey such parts or parcels of land or personal property or assets as the Board of Directors determine are no longer necessary or expedient to be held by the Corporation. It is, however, specifically understood that the Board of Directors may at their discretion have the power to create a lien or mortgage on any or all of the assets of the Corporation in order to borrow money should the Board of Directors feel that it is necessary for the conduct of the business.

THIRTEENTH:

(a)       Stockholders shall at all times have the right to examine the books of the Corporation except as limited by these Articles of Incorporation.

(b)       Such examination as hereinafter provided shall be made only by the stockholder in person, and no extract from the books or records of the company shall be permitted to be made by any stockholders of the same.

(c)       Such stockholder shall give assurance in writing satisfactory to the Board of Directors that he does not desire the information required or to be obtained by such inspection for the purpose of communicating the same to others who are not stockholders and, further, that he will not directly or indirectly disclose the Company’s business or affairs to any person or persons whomsoever.

(d)       No information in regard to the business or operations of the Company and no copy of, nor extract from any of the books or records of the Company shall be permitted to be made by any stockholders of the same.

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(e)       Stockholders desiring information with regard to the business or operations of the Company, or desiring to make inspection of the books or records, shall first make application in writing to the Board of Directors stating the specific purpose of the application, the particular information desired and the books and records required for that purpose by such stockholder before such examination and satisfy the Board of Directors that said application is made in good faith and that said examination will not be detrimental to the interests of the Corporation.

FOURTEENTH:        The Board of Directors shall have the power to make and amend such prudential Bylaws as they deem proper and not inconsistent with the constitution or the laws of the United States or of this State for the management of the property of the Corporation, the regulation and government of its affairs and for the certification and transfer of its stock.

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ANNEX I

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CLASS A REDEEMABLE PREFERRED STOCK

OF NEW FRONTIER MEDIA, INC.

ANNEX I

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CLASS A REDEEMABLE PREFERRED STOCK

OF

NEW FRONTIER MEDIA, INC.

The Company is authorized to issue 2,000,000 shares of Class A Redeemable Preferred Stock (the “Preferred Shares”), par value $.10 per share, which shall have the following powers, designations, preferences and other special rights.

Terms of Preferred Stock

1.	Dividends.

(a)       The holders of the Class A Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of 15.5% per year, accrued daily and payable quarterly in arrears on March 30, June 30, September 30 and December 31 of each year in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Class A Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation or any other series of the Preferred Stock of the Corporation.

(b)       Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars.

(c)       Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation, the holder and thus refunded to the Corporation.

2.	Liquidation Preference; Redemption.

(a)       In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $2.00 per share plus any and all accrued but unpaid dividends (the “Liquidation Preference”).

(b)       A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Class A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a

ANNEX I-1

majority of the voting power of the surviving corporation (or of the acquirer of the Corporation’s assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Class A Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Class A Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

(c)       The Corporation shall have the right to redeem any or all of the shares of Class A Preferred at any time prior to the Commencement Date (as hereinafter defined) upon payment in cash of the Liquidation Preference to the holders thereof.

(d)       On January 2, 2004, the Corporation shall redeem all of the Class A Preferred Stock for a redemption price, in cash, equal to the Liquidation Preference (the “Redemption Price”). In addition, in the event of the earlier occurrence of a Change in Control Transaction (as hereinbelow defined), each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all or a portion of the Class A Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Redemption Price. In accordance with the foregoing, the Redemption Price shall be due and payable on the earlier of: January 4, 2004 or, in the event of a Change of Control Transaction, within fifteen (15) days of the date on which written notice for the payment therefore is provided by a Holder. If the Corporation fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full

(e)       For the purposes hereof, a “Change of Control Transaction” means the occurrence of any of: (i) a replacement of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (ii) the merger of the Corporation with or into another entity that is not wholly owned by the Corporation, consolidation or sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

ANNEX I-2

3.         No Adverse Actions. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Class A Preferred.

4.         Voting Rights. The Class A Preferred shall have the right to vote together with the holders of the Corporation’s Common Stock, on a one vote per share basis (and not as a separate class), on all matters presented to the holders of the Common Stock.

5.         Attorneys’ Fees. Any holder of Class A Preferred shall be entitled to recover from the Corporation the reasonable attorneys’ fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

6.         Additional Restrictions. For as long as any shares of the Class A Preferred Stock are outstanding, the corporation will not amend the terms of the Class A Preferred Stock without the consent of the holders of the Class A Preferred Stock.

ANNEX I-3

ANNEX II

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CLASS B REDEEMABLE PREFERRED STOCK OF

NEW FRONTIER MEDIA, INC.

{00117864.DOC / 3}	ANNEX II

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CLASS B REDEEMABLE PREFERRED STOCK

OF

NEW FRONTIER MEDIA, INC.

The Company is authorized to issue 2,469,136 shares of Class B Redeemable Preferred Stock (the “Class B Preferred”), par value $.10 per share, which all have the following powers, designations, preferences and other special rights.

Terms of Preferred Stock

1.	Dividends.

(a)       The holders of the Class B Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of 10.0% per year, accrued daily and payable quarterly in arrears on March 30, June 30, September 30 and December 31 of each year in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Class B Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation.

(b)       Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars.

(c)       Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation, the holder and thus refunded to the Corporation.

2.	Liquidation Preference; Redemption.

(a)       In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $.81 per share plus any and all accrued but unpaid dividends (the “Liquidation Preference”).

(b)       A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Class B Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a

ANNEX II-1

majority of the voting power of the surviving corporation (or of the acquirer of the Corporation’s assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Class B Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Class B Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

(c)        The Corporation shall have the right to redeem any or all of the shares of Class B Preferred at any time upon payment in cash of the Liquidation Preference to the holders thereof.

(d)       On October 10, 2004, the Corporation shall redeem all of the Class B Preferred Stock for a redemption price, in cash, equal to the Liquidation Preference (the “Redemption Price”). In addition, in the event of the earlier occurrence of a Change in Control Transaction (as hereinbelow defined), each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all or a portion of the Class B Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Redemption Price. In accordance with the foregoing, the Redemption Price shall be due and payable on the earlier of: October 10, 2004 or, in the event of a Change of Control Transaction, within fifteen (15) days of the date on which written notice for the payment therefore is provided by a Holder. If the Corporation fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full.

(e)       For the purposes hereof, a “Change of Control Transaction” means the occurrence of any of: (i) a replacement of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (ii) the merger of the Corporation with or into another entity that is not wholly owned by the Corporation, consolidation or sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

ANNEX II-2

3.        No Adverse Actions. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Class B Preferred.

4.        Voting Rights. The Class B Preferred shall have the right to vote together with the holders of the Corporation’s Common Stock, on a one vote per share basis (and not as a separate class), on all matters presented to the holders of the Common Stock.

5.        Attorneys’ Fees. Any holder of Class B Preferred shall be entitled to recover from the Corporation the reasonable attorneys’ fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

6.        Additional Restrictions. For as long as any shares of the Class B Preferred Stock are outstanding, the Corporation will not amend the terms of the Class B Preferred Stock without the consent of the holders of the Class B Preferred Stock.

ANNEX II-3